Exhibit 99.3

The Midland Company

Supplemental Financial Information by Segment

Financial Highlights

	Six Months Ended June 30			Three Months Ended June 30
(all amounts in 000’s except per share data)	2007	2006	%	2007	2006	%
Income Statement Data
Insurance Revenue	$406,526	$352,865	15.2%	$209,319	$177,714	17.8%
Transportation Revenue	29,163	24,240	20.3%	16,372	12,459	31.4%

Total Revenue	$435,689	$377,105	15.5%	$225,691	$190,173	18.7%

Net Income	$48,745	$32,240

Balance Sheet Data
Cash & Invested Assets	$1,045,340	$944,274	10.7%
Total Assets	$1,613,015	$1,429,766	12.8%
Total Debt	$98,280	$100,475	-2.2%
Shareholders’ Equity	$614,150	$510,406	20.3%
Common Shares Outstanding	19,351	19,089

Per Share Data
Net Income (Diluted)	$2.45	$1.65		$1.25	$0.50
Dividends Declared	$0.20000	$0.12250	63.3%	$0.10000	$0.06125	63.3%
Market Value	$46.94	$37.98	23.6%
Book Value	$31.74	$26.74	18.7%

AMIG’s Property and Casualty Operations
Direct and Assumed Written Premiums	$443,615	$384,465	15.4%	$238,234	$209,357	13.8%
Net Written Premium	$383,055	$336,251	13.9%	$206,805	$183,707	12.6%
Combined Ratio Before Catastrophes	90.0%	86.9%		90.6%	87.9%
Catastrophe Effects on Combined Ratio	2.4%	7.6%		2.8%	12.2%
Combined Ratio	92.4%	94.5%		93.4%	100.1%

Overview of Premium Volume

	Six Months Ended June 30			Three Months Ended June 30
Business Segment	Gross Written Premium	Net Written Premium	Net Earned Premium	Gross Written Premium	Net Written Premium	Net Earned Premium
Residential Property	$233.9	$201.9	$191.2	$123.4	$106.8	$96.4
Recreational Casualty	55.7	54.9	46.3	34.1	33.7	23.5
Financial Institutions	100.6	94.7	87.3	51.8	49.2	46.3
All Other Insurance	83.4	43.3	43.7	45.1	23.6	22.4

Total	$473.6	$394.8	$368.5	$254.4	$213.3	$188.6

Residential Property

	Six Months Ended June 30			Three Months Ended June 30
(all amounts in 000’s)	2007	2006	%	2007	2006	%
Direct and Assumed Written Premiums	$233,916	$229,494	1.9%	$123,382	$124,426	-0.8%
Net Written Premiums	$201,942	$207,971	-2.9%	$106,841	$111,948	-4.6%

Net Earned Premium	$191,153	$192,001	-0.4%	$96,370	$97,254	-0.9%
Service Fees	3,050	3,089	-1.3%	1,539	1,537	0.1%

Total Revenues	$194,203	$195,090	-0.5%	$97,909	$98,791	-0.9%

Pre-Tax Income (Loss)	$27,527	$13,304		$14,415	$(1,129)

Recreational Casualty

	Six Months Ended June 30			Three Months Ended June 30
(all amounts in 000’s)	2007	2006	%	2007	2006	%
Direct and Assumed Written Premiums	$55,748	$54,274	2.7%	$34,183	$33,169	3.1%
Net Written Premiums	$54,871	$53,517	2.5%	$33,717	$32,797	2.8%
Net Earned Premium	$46,362	$48,341	-4.1%	$23,463	$24,105	-2.7%
Service Fees	891	883	0.9%	450	439	2.5%

Total Revenues	$47,253	$49,224	-4.0%	$23,913	$24,544	-2.6%

Pre-Tax Income (Loss)	$3,094	$7,860		$(1,048)	$1,393

Financial Institutions

	Six Months Ended June 30			Three Months Ended June 30
(all amounts in 000’s)	2007	2006	%	2007	2006	%
Direct and Assumed Written Premiums	$100,577	$48,160	108.8%	$51,756	$24,191	113.9%
Net Written Premiums	$94,713	$42,821	121.2%	$49,163	$21,713	126.4%

Net Earned Premium	$87,274	$43,921	98.7%	$46,306	$21,938	111.1%

Pre-Tax Income (Loss)	$9,870	$5,183		$4,820	$4,002

All Other Insurance

	Six Months Ended June 30			Three Months Ended June 30
(all amounts in 000’s)	2007	2006	%	2007	2006	%
Direct and Assumed Written Premiums	$83,397	$71,836	16.1%	$45,111	$37,550	20.1%
Net Written Premiums	$43,328	$36,791	17.8%	$23,622	$19,949	18.4%

Net Earned Premium	$43,738	$37,239	17.5%	$22,442	$18,977	18.3%
Agency Revenues	2,752	2,486	10.7%	1,359	1,307	4.0%
Service Fees	—	3	-100.0%	—	2	-100.0%

Total Revenues	$46,490	$39,728	17.0%	$23,801	$20,286	17.3%

Pre-Tax Income (Loss)	$15,502	$14,549		$8,344	$7,565